Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Tempus Applied Solutions Holdings, Inc.

We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement to Form S-3 on Form S-1 of Tempus Applied Solutions Holdings, Inc. of our report dated March 25, 2016, relating to our audits of the consolidated financial statements of Tempus Applied Solutions Holdings, Inc. as of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from December 4, 2014 (date of inception) to December 31, 2014. We also consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement to Form S-3 on Form S-1.

/s/ ELLIOTT DAVIS DECOSIMO, LLC

Greenville, South Carolina

August 1, 2016